Exhibit 99.1

Provident Bancorp, Inc. Reports Fourth Quarter Net Income of $4.9 Million

Company Release

1/23/2025

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended December 31, 2024 of $4.9 million, or $0.29 per diluted share, compared to net income of $716,000, or $0.04 per diluted share, for the quarter ended September 30, 2024, and net income of $2.9 million, or $0.18 per diluted share, for the quarter ended December 31, 2023. For the year ended December 31, 2024, net income was $7.3 million, or $0.43 per diluted share, compared to $11.0 million, or $0.66 per diluted share, for the year ended December 31, 2023. The Company’s return on average assets was 1.22% for the quarter ended December 31, 2024, compared to 0.18% for the quarter ended September 30, 2024, and 0.70% for the quarter ended December 31, 2023. For the year ended December 31, 2024, the Company’s return on average assets was 0.46%, compared to 0.66% for the year ended December 31, 2023. The Company's return on average equity was 8.54% for the quarter ended December 31, 2024, compared to 1.27% for the quarter ended September 30, 2024, and 5.33% for the quarter ended December 31, 2023. For the year ended December 31, 2024, the Company’s return on average equity was 3.21%, compared to 5.10% for the year ended December 31, 2023.

In announcing these results, Joseph Reilly, Chief Executive Officer, said, “We are pleased to report net income of $4.9 million for the fourth quarter of 2024. These earnings reflect the success we have seen in the execution of our strategic plan, which is focused on repositioning our balance sheet to reduce risk as well as strengthening our ties with, and providing financing to, the communities we serve. We believe these efforts have resulted in a more efficient operation with improved asset quality and liquidity, and we are confident our proactive management of funding costs and operating expenses will set the foundation for a strong 2025.”

For the quarter ended December 31, 2024, net interest and dividend income was $13.6 million, an increase of $1.2 million, or 9.9%, from the quarter ended September 30, 2024, and an increase of $78,000, or 0.6%, compared to the quarter ended December 31, 2023. The interest rate spread and net interest margin were 2.53% and 3.62%, respectively, for the quarter ended December 31, 2024, compared to 2.19% and 3.38%, respectively, for the quarter ended September 30, 2024, and 2.36% and 3.45%, respectively, for the quarter ended December 31, 2023. The increases in net interest income and margin during the fourth quarter of 2024 are primarily reflective of the Company's improved liquidity position, as well as decreases in interest expenses the Bank realized by proactively seeking opportunities to reduce its cost of funds during the period the Federal Reserve Bank was easing rates. For the year ended December 31, 2024, net interest and dividend income was $50.5 million, a decrease of $7.7 million, or 13.2%, compared to $58.2 million for the year ended December 31, 2023. The interest rate spread and net interest margin were 2.27% and 3.42%, respectively, for the year ended December 31, 2024, compared to 2.63%, and 3.71%, respectively, for the year ended December 31, 2023.

Total interest and dividend income was $23.1 million for the quarter ended December 31, 2024, an increase of $692,000, or 3.1%, from the quarter ended September 30, 2024, and a decrease of $445,000, or 1.9%, from the quarter ended December 31, 2023. The Company’s yield on interest-earning assets was 6.14% for the quarter ended December 31, 2024, an increase of three basis points from the quarter ended September 30, 2024, and an increase of 15 basis points from the quarter ended December 31, 2023. For the year ended December 31, 2024, total interest and dividend income was $89.5 million, a decrease of $840,000, or 0.9%, from the year ended December 31, 2023. The Company's yield on interest-earning assets was 6.05% for the year ended December 31, 2024, an increase of 29 basis points from the year ended December 31, 2023.

Total interest expense was $9.5 million for the quarter ended December 31, 2024, a decrease of $542,000, or 5.4%, from the quarter ended September 30, 2024, and a decrease of $523,000, or 5.2%, from the quarter ended December 31, 2023. Interest expense on deposits was $8.7 million for the quarter ended December 31, 2024, a decrease of $405,000, or 4.5%, from the quarter ended September 30, 2024, and a decrease of $1.2 million, or 12.5%, from the quarter ended December 31, 2023. The decrease in interest expense on deposits from the prior quarter was primarily driven by a 30-basis point decrease in the cost of interest-bearing deposits to 3.53%. The decrease in interest expense on deposits from the prior year quarter was primarily driven by a decrease in the average balance of interest-bearing deposits of $103.5 million, or 9.5%, and a 12-basis point decrease in the average cost of interest-bearing deposits. The Bank has been successful in replacing its high-cost deposits from wholesale markets with lower-cost core deposits generated from its retail base, as reflected by the decrease in interest expense on deposits during the fourth quarter of 2024 despite an increase in the average balance of interest-bearing deposits over the same period. Interest expense on borrowings totaled $815,000 for the quarter ended December 31, 2024, a decrease of $137,000, or 14.4%, from the prior quarter, and an increase of $719,000, or 749.0%, over the prior year quarter. The decrease in interest expense on borrowings from the prior quarter was driven by a $7.1 million, or 9.3%, decrease in the average balance of borrowings and a 28-basis point reduction in the cost of borrowings. The increase in interest expense on borrowings from the prior year quarter was primarily due to a $53.5 million, or 340.3%, increase in the average balance of borrowings used to fund increases in the mortgage warehouse portfolio, and a 227-basis point increase in the cost of borrowings. The Company’s total cost of interest-bearing liabilities was 3.61% for the quarter ended December 31, 2024, which is a decrease of 31 basis points, from 3.92%, for the quarter ended September 30, 2024, and a decrease of two basis points from 3.63% for the quarter ended December 31, 2023.

Total interest expense increased $6.8 million, or 21.3%, to $39.0 million for the year ended December 31, 2024, compared to $32.1 million for the year ended December 31, 2023. Interest expense on deposits was $36.7 million for the year ended December 31, 2024, an increase of $6.1 million, or 19.9%, from the year ended December 31, 2023. This increase was driven by an increase in the average cost of interest-bearing deposits of 62 basis points, to 3.73%. For the year ended December 31, 2024, interest expense on borrowings increased $751,000, or 48.9%, due to an increase in the average balance of borrowings of $8.3 million, or 20.5% and an increase in the cost of borrowings of 89 basis points, to 4.69%. The Company's total cost of interest-bearing liabilities was 3.78% for the year ended December 31, 2024, which is an increase of 65 basis points, from 3.13% for the year ended December 31, 2023.

Mr. Reilly noted, “The improvement in our net interest margin in the fourth quarter of 2024 was realized by generating significant core deposit growth from our retail banking operation, while simultaneously reducing funding costs as the Federal Reserve Bank began to ease rates in late 2024.”

The Company recognized a $1.6 million credit loss benefit for the quarter ended December 31, 2024, compared to a $1.7 million provision for credit losses for the quarter ended September 30, 2024, and a $1.2 million credit loss benefit recognized for the quarter ended December 31, 2023. The credit loss benefit for the quarter ended December 31, 2024 was primarily driven by an $880,000 recovery related to a previously charged-off enterprise value loan, reductions in the general allowance due to updated loss rates resulting from the annual refresh of our current expected credit loss model, and changes in the loan portfolio mix. The benefit for the quarter was partially offset by an additional $1.3 million reserve on a $17.6 million enterprise value relationship, which, as of December 31, 2024, carried a total reserve of $10.1 million. For the year ended December 31, 2024, the Company recognized a $1.0 million provision for credit losses, compared to a $678,000 benefit for the year ended December 31, 2023.

Net recoveries totaled $867,000 for the quarter ended December 31, 2024, compared to net charge-offs of $84,000 for the quarter ended September 30, 2024, and net charge-offs of $1.2 million for the quarter ended December 31, 2023. For the year ended December 31, 2024, net charge-offs totaled $1.4 million, compared to $4.8 million for the year ended December 31, 2023. Charge-offs for the year ended December 31, 2024 were primarily related to the settlement and partial charge-off of the last remaining loan in the digital asset portfolio, partially offset by an $880,000 recovery on a previously charged-off enterprise value loan.

Non-accrual loans were $20.9 million, or 1.31% of total assets, as of December 31, 2024, compared to $37.2 million, or 2.25% of total assets, as of September 30, 2024 and $16.5 million, or 0.99% of total assets, as of December 31, 2023. The decrease in non-accrual loans as of December 31, 2024 was primarily due to the successful workout of a $16.2 million construction loan, which included a partial payoff of the loan and the financing of the remaining $12.7 million with a short-term commercial real estate loan to a new borrower. The increase in non-accrual loans from December 31, 2023, was primarily related to the addition of two enterprise value loans, partially offset by the settlement and partial charge-off of the Bank's last remaining digital asset loan relationship during 2024.

Mr. Reilly noted “I am pleased to announce the successful workout of the $16.2 million construction loan relationship placed on non-accrual status in the third quarter of 2024. This required a noteworthy effort by our credit and workout teams to complete this with a timely, favorable outcome for the Bank. We remain focused on maintaining strong credit management practices, with a continued commitment to improving asset quality.”

Noninterest income was $1.3 million for the quarter ended December 31, 2024, compared to $1.7 million for the quarter ended September 30, 2024, and $1.6 million for the quarter ended December 31, 2023. For the year ended December 31, 2024, noninterest income decreased $1.2 million, or 16.3%, to $5.9 million, from $7.1 million for the year ended December 31, 2023. The decrease in noninterest income over the prior year was primarily due to decreases in fees generated by business lines that have been deemphasized by the Bank.

Noninterest expense was $10.1 million for the quarter ended December 31, 2024, compared to $11.6 million for the quarter ended September 30, 2024, and $12.5 million for the quarter ended December 31, 2023. The decrease in noninterest expense from the prior quarter of $1.5 million, or 12.6%, was primarily due to decreases in salaries and employee benefits of $304,000, or 4.2%, professional fees of $215,000, or 26.9%, and a $750,000 management fee accrual that was reversed in conjunction with the execution of a loan modification in the fourth quarter of 2024. The decrease in noninterest expense from the prior year quarter of $2.3 million, or 18.8%, was primarily due to a decrease in professional fees of $902,000, or 60.7%, and the $750,000 fee accrual reversal included in other expense. The decreases noted in all periods presented largely reflect the impact of the Bank successfully lowering its risk appetite and realizing the associated reduction in the level of resources required to run traditional banking operations.

Noninterest expense was $46.0 million for the year ended December 31, 2024, a decrease of $5.1 million, or 10.0%, from $51.1 million for the year ended December 31, 2023 primarily due to decreases in salaries and employee benefits of $1.6 million, or 5.1%; professional fees of $1.2 million, or 24.0%; insurance expenses of $594,000, or 32.9%; and other expenses of $1.6 million, or 47.6%.

Mr. Reilly noted “The reduction in our noninterest expenses is illustrative of the efforts we have made to align our operations with our current strategy and risk appetite. We have experienced meaningful reductions in professional services, including legal, audit and consulting costs, as well as a reduction in salaries and employee benefits. Our focus remains on driving efficiencies to reduce operating costs, and we are eager to maintain the positive momentum in 2025.”

The Company recorded an income tax provision of $1.5 million for the quarter ended December 31, 2024, compared to $132,000 for the quarter ended September 30, 2024, and $1.1 million for the quarter ended December 31, 2023. For the year ended December 31, 2024, the Company recorded a provision for income tax of $2.1 million, reflecting an effective tax rate of 22.5%, compared to $3.8 million, or an effective tax rate of 25.9%, for the year ended December 31, 2023.

Total assets were $1.59 billion at December 31, 2024, a decrease of $55.0 million, or 3.3%, from $1.65 billion at September 30, 2024, and a decrease of $77.1 million, or 4.6%, from $1.67 billion at December 31, 2023. Cash and cash equivalents totaled $169.1 million at December 31, 2024, an increase of $30.5 million, or 22.0%, from September 30, 2024, primarily due to a decrease in net loans and an increase in total deposits, partially offset by a decrease in borrowings. Cash and cash equivalents decreased $51.2 million, or 23.2%, from December 31, 2023, primarily due to decreases in deposits and borrowings, partially offset by a decrease in net loans. Net loans were $1.31 billion at December 31, 2024, a decrease of $81.2 million, or 5.9%, from September 30, 2024 and $15.7 million, or 1.2%, from December 31, 2023. The decrease in net loans over the prior quarter was primarily due to decreases in enterprise value loans of $38.4 million, or 11.0%, mortgage warehouse loans of $33.7 million, or 11.5%, and construction and land development loans of $13.3 million, or 32.1%, partially offset by an increase in commercial real estate loans of $10.3 million, or 1.9%. These changes reflect the continued effort to reduce our exposure in the enterprise value portfolio and the $16.2 million construction loan workout that resulted in the financing of a new $12.7 million commercial real estate loan during the quarter ended December 31, 2024. The decrease in net loans from December 31, 2023 was primarily due to decreases in enterprise value loans of $123.8 million, or 28.6%, construction and land development loans of $49.8 million, or 63.9%, and the $12.3 million decrease resulting from the closure of the digital asset loan portfolio, partially offset by increases in mortgage warehouse loans of $92.6 million, or 55.6%, and commercial real estate loans of $90.4 million, or 19.3%. These changes reflect $47.4 million in construction and land development loans that converted to permanent commercial real estate loans during 2024, the reclassification of approximately $33.8 million in loans from the enterprise value to the commercial portfolio, and the strategic shift in our loan portfolio mix illustrating our strategy to reduce credit risk. The allowance for credit losses on loans was $21.1 million, or 1.59% of total loans, as of December 31, 2024, compared to $21.9 million, or 1.56% of total loans, as of September 30, 2024, and $21.6 million, or 1.61% of total loans, as of December 31, 2023. The decrease in the allowance for credit losses from September 30, 2024 of $836,000, or 3.8%, was primarily driven by reductions in the general allowance due to updated loss rates resulting from the annual refresh of our current expected credit loss model, and changes in the loan portfolio mix. These reductions were partially offset by an additional $1.3 million reserve on a $17.6 million enterprise value relationship which, as of December 31, 2024, carried a total reserve of $10.1 million. The decrease in the allowance for credit losses from December 31, 2023 was $484,000, or 2.2%.

Total deposits were $1.31 billion at December 31, 2024, an increase of $20.5 million, or 1.6%, from $1.29 billion at September 30, 2024, and a decrease of $22.3 million, or 1.7%, from $1.33 billion at December 31, 2023. The increase in deposits from September 30, 2024 was primarily driven by an increase in retail deposits of $22.2 million, or 2.8%, and a $17.2 million, or 16.1%, increase in specialty deposits, partially offset by a decrease in brokered deposits of $14.8 million or, 9.0%, and a decrease in deposits obtained through listing services of $12.6 million, or 21.0%. The decrease in deposits from December 31, 2023 was primarily driven by a decrease in deposits obtained through listing services of $89.2 million, or 65.2%, and a decrease in brokered deposits of $45.3 million, or 23.2%, partially offset by an increase in retail deposits of $74.7 million, or 10.1%. Total borrowings were $44.6 million at December 31, 2024, a decrease of $80.0 million, or 64.2%, from September 30, 2024, and a decrease of $60.1 million, or 57.4%, from December 31, 2023, reflecting our improved liquidity position and decreased need for short-term funding.

As of December 31, 2024, shareholders’ equity totaled $231.1 million, an increase of $4.9 million, or 2.2%, from September 30, 2024, and an increase of $9.2 million, or 4.1%, from December 31, 2023. The increases include the Company's net income, which totaled $4.9 million and $7.3 million for the three and twelve months ended December 31, 2024, respectively. Shareholders’ equity to total assets was 14.5% at December 31, 2024, compared to 13.7% at September 30, 2024, and 13.3% at December 31, 2023. Book value per share was $12.99 at December 31, 2024, an increase from $12.76 at September 30, 2024, and $12.55 at December 31, 2023. Market value per share increased to $11.40 at December 31, 2024, an increase of 5.7% from $10.79 at September 30, 2024, and an increase of 13.2% from $10.07 at December 31, 2023. As of December 31, 2024, the Bank was categorized as well capitalized under the Federal Deposit Insurance Corporation regulatory framework for prompt corrective action.

Mr. Reilly concluded, “The fourth quarter marked a significant milestone in the progress of our strategic objectives and I am excited to see our efforts gaining momentum and delivering positive results. As always, I am incredibly proud of the dedication and hard work of our employees, who remain committed to both our institution and the communities we serve.”

About Provident Bancorp, Inc.

Provident Bancorp, Inc. (NASDAQ:PVBC) is the holding company for BankProv, a full-service commercial bank headquartered in Massachusetts. With retail branches in the Seacoast Region of Northeastern Massachusetts and New Hampshire, as well as commercial banking offices in the Manchester/Concord market in Central New Hampshire, BankProv delivers a unique combination of traditional banking services and innovative financial solutions to its markets. Founded in Amesbury, Massachusetts in 1828, BankProv holds the honor of being the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information, visit bankprov.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control), and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on which they are given). These factors include: general economic conditions; interest rates; inflation; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers; a potential government shutdown; our ability to successfully shift the balance sheet to that of a traditional community bank; real estate values in the market area; loan demand; the adequacy of our level and methodology for calculating our allowance for credit losses; changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; global and national war and terrorism; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Investor contact:

Joseph Reilly

President and Chief Executive Officer

Provident Bancorp, Inc.

jreilly@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

(Unaudited)

(Dollars in thousands)	At December 31, 2024	At September 30, 2024	At December 31, 2023
Assets
Cash and due from banks	$27,536	$29,555	$22,200
Short-term investments	141,606	109,110	198,132
Cash and cash equivalents	169,142	138,665	220,332
Debt securities available-for-sale (at fair value)	25,693	27,426	28,571
Federal Home Loan Bank stock, at cost	2,697	3,619	4,056
Loans:
Commercial real estate	559,325	549,029	468,928
Construction and land development	28,097	41,401	77,851
Residential real estate	6,008	6,517	7,169
Mortgage warehouse	259,181	292,866	166,567
Commercial	163,927	170,514	176,124
Enterprise value	309,786	348,171	433,633
Digital asset	—	—	12,289
Consumer	271	94	168
Total loans	1,326,595	1,408,592	1,342,729
Allowance for credit losses on loans	(21,087)	(21,923)	(21,571)
Net loans	1,305,508	1,386,669	1,321,158
Bank owned life insurance	46,017	45,683	44,735
Premises and equipment, net	10,188	10,343	12,986
Accrued interest receivable	5,296	5,247	6,090
Right-of-use assets	3,429	3,467	3,780
Deferred tax asset, net	13,808	14,805	14,461
Other assets	11,392	12,280	14,140
Total assets	$1,593,170	$1,648,204	$1,670,309
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand deposits	$351,528	$318,475	$308,769
NOW	83,270	92,349	93,812
Regular savings	132,198	140,979	231,593
Money market deposits	463,687	468,099	456,408
Certificates of deposit	278,277	268,593	240,640
Total deposits	1,308,960	1,288,495	1,331,222
Borrowings:
Short-term borrowings	35,000	115,000	95,000
Long-term borrowings	9,563	9,597	9,697
Total borrowings	44,563	124,597	104,697
Operating lease liabilities	3,862	3,891	4,171
Other liabilities	4,698	5,063	8,317
Total liabilities	1,362,083	1,422,046	1,448,407
Shareholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 17,788,543, 17,730,843, and 17,677,479 shares issued and outstanding at December 31, 2024, September 30, 2024, and December 31, 2023, respectively	178	177	177
Additional paid-in capital	125,446	125,056	124,129
Retained earnings	113,561	108,679	106,285
Accumulated other comprehensive loss	(1,625)	(1,101)	(1,496)
Unearned compensation - ESOP	(6,473)	(6,653)	(7,193)
Total shareholders' equity	231,087	226,158	221,902
Total liabilities and shareholders' equity	$1,593,170	$1,648,204	$1,670,309

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest and dividend income:
Interest and fees on loans	$21,541	$21,257	$20,000	$83,178	$79,469
Interest and dividends on debt securities available-for-sale	267	240	232	987	949
Interest on short-term investments	1,313	932	3,334	5,292	9,879
Total interest and dividend income	23,121	22,429	23,566	89,457	90,297
Interest expense:
Interest on deposits	8,663	9,068	9,905	36,678	30,589
Interest on short-term borrowings	789	916	64	2,164	1,314
Interest on long-term borrowings	26	36	32	124	223
Total interest expense	9,478	10,020	10,001	38,966	32,126
Net interest and dividend income	13,643	12,409	13,565	50,491	58,171
Credit loss (benefit) expense - loans	(1,703)	1,666	(1,227)	887	863
Credit loss expense (benefit) - off-balance sheet credit exposures	136	27	(7)	116	(1,541)
Total credit loss (benefit) expense	(1,567)	1,693	(1,234)	1,003	(678)
Net interest and dividend income after credit loss (benefit) expense	15,210	10,716	14,799	49,488	58,849
Noninterest income:
Customer service fees on deposit accounts	661	813	1,007	2,813	3,658
Service charges and fees - other	325	486	336	1,469	1,825
Bank owned life insurance income	334	327	298	1,282	1,120
Other income	5	82	6	348	458
Total noninterest income	1,325	1,708	1,647	5,912	7,061
Noninterest expense:
Salaries and employee benefits	6,963	7,267	6,837	29,668	31,266
Occupancy expense	364	452	421	1,666	1,692
Equipment expense	139	159	156	610	599
Deposit insurance	319	334	368	1,307	1,514
Data processing	404	416	432	1,635	1,545
Marketing expense	43	57	193	194	640
Professional fees	585	800	1,487	3,683	4,843
Directors' compensation	198	233	135	782	677
Software depreciation and implementation	614	614	596	2,355	2,005
Insurance expense	303	303	451	1,210	1,804
Service fees	248	405	365	1,129	1,154
Other	(66)	536	1,015	1,780	3,394
Total noninterest expense	10,114	11,576	12,456	46,019	51,133
Income before income tax expense	6,421	848	3,990	9,381	14,777
Income tax expense	1,539	132	1,066	2,110	3,823
Net income	$4,882	$716	$2,924	$7,271	$10,954
Earnings per share:
Basic	$0.29	$0.04	$0.18	$0.43	$0.66
Diluted	$0.29	$0.04	$0.18	$0.43	$0.66
Weighted average shares:
Basic	16,783,976	16,748,404	16,639,142	16,727,370	16,586,180
Diluted	16,864,240	16,811,614	16,690,937	16,782,893	16,594,685

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,372,245	$21,541	6.28%	$1,359,712	$21,257	6.25%	$1,328,658	$20,000	6.02%
Short-term investments	104,385	1,313	5.03%	78,925	932	4.72%	216,722	3,334	6.15%
Debt securities available-for-sale	26,871	194	2.89%	27,367	201	2.94%	25,968	192	2.96%
Federal Home Loan Bank stock	3,609	73	8.09%	3,476	39	4.49%	1,507	40	10.62%
Total interest-earning assets	1,507,110	23,121	6.14%	1,469,480	22,429	6.11%	1,572,855	23,566	5.99%
Non-interest earning assets	94,795			94,258			100,634
Total assets	$1,601,905			$1,563,738			$1,673,489
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$158,626	$777	1.96%	$155,726	$898	2.31%	$219,162	$1,588	2.90%
Money market accounts	469,922	4,363	3.71%	479,276	4,823	4.03%	518,511	4,935	3.81%
NOW accounts	80,645	340	1.69%	79,527	311	1.56%	100,653	239	0.95%
Certificates of deposit	272,803	3,183	4.67%	231,373	3,036	5.25%	247,206	3,143	5.09%
Total interest-bearing deposits	981,996	8,663	3.53%	945,902	9,068	3.83%	1,085,532	9,905	3.65%
Borrowings
Short-term borrowings	59,641	789	5.29%	66,727	916	5.49%	6,011	64	4.26%
Long-term borrowings	9,574	26	1.09%	9,607	36	1.50%	9,708	32	1.32%
Total borrowings	69,215	815	4.71%	76,334	952	4.99%	15,719	96	2.44%
Total interest-bearing liabilities	1,051,211	9,478	3.61%	1,022,236	10,020	3.92%	1,101,251	10,001	3.63%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	312,382			305,124			338,712
Other noninterest-bearing liabilities	9,779			10,377			14,212
Total liabilities	1,373,372			1,337,737			1,454,175
Total equity	228,533			226,001			219,314
Total liabilities and equity	$1,601,905			$1,563,738			$1,673,489
Net interest income		$13,643			$12,409			$13,565
Interest rate spread (2)			2.53%			2.19%			2.36%
Net interest-earning assets (3)	$455,899			$447,244			$471,604
Net interest margin (4)			3.62%			3.38%			3.45%
Average interest-earning assets to interest-bearing liabilities	143.37%			143.75%			142.82%

(1)	Interest earned/paid on loans includes $833,000, $796,000, and $649,000 in loan fee income for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

	For the Year Ended
	December 31, 2024			December 31, 2023
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Assets:
Interest-earning assets:
Loans (1)	$1,346,076	$83,178	6.18%	$1,348,425	$79,469	5.89%
Short-term investments	102,255	5,292	5.18%	188,572	9,879	5.24%
Debt securities available-for-sale	27,487	806	2.93%	27,576	769	2.79%
Federal Home Loan Bank stock	2,688	181	6.73%	2,072	180	8.69%
Total interest-earning assets	1,478,506	89,457	6.05%	1,566,645	90,297	5.76%
Non-interest earning assets	98,063			105,187
Total assets	$1,576,569			$1,671,832
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$193,263	5,282	2.73%	$174,110	3,128	1.80%
Money market accounts	465,213	17,923	3.85%	474,845	16,605	3.50%
NOW accounts	78,195	1,058	1.35%	111,809	767	0.69%
Certificates of deposit	246,569	12,415	5.04%	223,585	10,089	4.51%
Total interest-bearing deposits	983,240	36,678	3.73%	984,349	30,589	3.11%
Borrowings
Short-term borrowings	39,129	2,164	5.53%	27,018	1,314	4.86%
Long-term borrowings	9,625	124	1.29%	13,442	223	1.66%
Total borrowings	48,754	2,288	4.69%	40,460	1,537	3.80%
Total interest-bearing liabilities	1,031,994	38,966	3.78%	1,024,809	32,126	3.13%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	307,491			415,222
Other noninterest-bearing liabilities	10,676			16,955
Total liabilities	1,350,161			1,456,986
Total equity	226,408			214,846
Total liabilities and equity	$1,576,569			$1,671,832
Net interest income		$50,491			$58,171
Interest rate spread (2)			2.27%			2.63%
Net interest-earning assets (3)	$446,512			$541,836
Net interest margin (4)			3.42%			3.71%
Average interest-earning assets to interest-bearing liabilities	143.27%			152.87%

(1)	Interest earned/paid on loans includes $3.0 million and $3.7 million in loan fee income for the year ended December 31, 2024 and 2023, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Performance Ratios:
Return on average assets (1)	1.22%	0.18%	0.70%	0.46%	0.66%
Return on average equity (1)	8.54%	1.27%	5.33%	3.21%	5.10%
Interest rate spread (1) (2)	2.53%	2.19%	2.36%	2.27%	2.63%
Net interest margin (1) (3)	3.62%	3.38%	3.45%	3.42%	3.71%
Non-interest expense to average assets (1)	2.53%	2.96%	2.98%	2.92%	3.06%
Efficiency ratio (4)	67.57%	82.00%	81.88%	81.59%	78.39%
Average interest-earning assets to average interest-bearing liabilities	143.37%	143.75%	142.82%	143.27%	152.87%
Average equity to average assets	14.27%	14.45%	13.11%	14.36%	12.85%

(Dollars in thousands)	At December 31, 2024	At September 30, 2024	At December 31, 2023
Asset Quality
Non-accrual loans:
Commercial real estate	$57	$58	$—
Construction and land development	—	16,212	—
Residential real estate	366	347	376
Commercial	1,543	1,553	1,857
Enterprise value	18,920	18,990	1,991
Digital asset	—	—	12,289
Consumer	1	1	4
Total non-accrual loans	20,887	37,161	16,517
Total non-performing assets	$20,887	$37,161	$16,517

Asset Quality Ratios
Allowance for credit losses on loans as a percent of total loans (5)	1.59%	1.56%	1.61%
Allowance for credit losses on loans as a percent of non-performing loans	100.96%	58.99%	130.60%
Non-performing loans as a percent of total loans (5)	1.57%	2.64%	1.23%
Non-performing loans as a percent of total assets	1.31%	2.25%	0.99%

Capital and Share Related
Shareholders' equity to total assets	14.50%	13.72%	13.29%
Book value per share	$12.99	$12.76	$12.55
Market value per share	$11.40	$10.79	$10.07
Shares outstanding	17,788,543	17,730,843	17,677,479

(1)	Annualized where appropriate.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net (if applicable).
(5)	Loans are presented at amortized cost.